Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Ameristock Mutual Fund, Inc. we hereby consent to all references to our firm included in or made a part of this Prospectus and Statement of Additional Information in this Post-Effective Amendment to Ameristock Mutual Fund, Inc.’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

October 27, 2009